Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-198281 on Form S-8, of C1 Financial, Inc. of our report dated February 20, 2015 with respect to the consolidated financial statements of C1 Financial, Inc., which report appears in this Annual Report on Form 10-K of C1 Financial, Inc. for the year ended December 31, 2014.

/s/ Crowe Horwath, LLP

Crowe Horwath, LLP

Fort Lauderdale, Florida

February 20, 2015